MANAGEMENT’S ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA PURSUANT TO ITEM 1122 OF REGULATION AB

Management of Berkeley Point Capital (“BPC”) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to its role in the servicing of commercial mortgage-backed securities transactions conducted by BPC (the “Platform”) as of and for the year ended December 31, 2014 (the “Reporting Period”). Appendix A identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.

BPC’s management has assessed BPC’s compliance with the applicable servicing criteria during the Reporting Period. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission (“SEC”) in paragraph (d) of Item 1122 of Regulation AB, excluding the criteria set forth in Appendix B, which management has determined are not applicable to the servicing activities it performs with respect to the Platform.

With respect to applicable servicing criteria identified in Appendix C, there were no activities performed for the Reporting Period with respect to the Platform, because there were no occurrences of events that would require BPC to perform such activities.

With respect to servicing criterion 1122(d)(2)(vi), and 1122(d)(2)(vii), management has engaged Midland Loan Services, a division of PNC Bank, National Association (“Midland”) to perform the activities required by these servicing criteria. BPC’s management has determined that Midland is not a “servicer” as defined in Item 1101(j) of Regulation AB, and BPC’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to Midland as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Regulation AB Manual of Publicly Available Telephone Interpretations, 17.06). Management has policies and procedures in place designed to provide reasonable assurance that Midland’s activities comply in all material respects with the servicing criteria applicable to Midland. BPC has not identified and is not aware of any material instances of noncompliance by Midland with the applicable servicing criteria during the Reporting Period, with respect to the Platform taken as a whole, nor has it identified any material deficiencies in its policies and procedures to monitor the compliance by Midland with the applicable servicing criteria during the Reporting Period with respect to the Platform taken as a whole. BPC is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for Midland and the related criteria.

Based on such assessment, management believes that with respect to the Reporting Period, BPC has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the SEC, including servicing criterion 1122(d)(2)(vi) and 1122(d)(2)(vii) for which compliance is determined based on C&DI 200.06 as described above, relating to its role in the servicing of the Platform.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria with respect to the Reporting Period.

Appendix A to Management’s Assessment

List of Fully Serviced Loans for the Commercial Mortgage-Backed Securities constituting the "Platform"

Loan ID	Primary Borrower	Primary Collateral
201414364	Marble Cliff Commons Apartments LLC	Marble Cliff Commons	COMM 2014-CCRE 17 Mortgage Trust Commercial Mortgage Pass-Through Certificates
201416006	Sunroad Centrum Office One Partners, LP	Bridgepoint Tower	COMM 2014-CCRE19 Mortgage Trust Commercial Mortgage Pass-Through Certificates
201417736	Towne Independent Living, LLC	Towne Village	COMM 2014-CCRE20 Mortgage Trust Commercial Mortgage Pass-Through Certificates
201416328	BOT, LLC	Library Lofts West	COMM 2014-UBS4 Mortgage Trust Commercial Mortgage Pass-Through Certificates
201416895	Pasadena East Office Investors LP	2700 East Foothill	COMM 2014-UBS4 Mortgage Trust Commercial Mortgage Pass-Through Certificates
201416709	Millpond Village Apartments II, LLC	Millpond Village Apartments	Commercial Mortgage Pass-Through Certificates Series 2014-GC24
201414099	YTC Butterfield Owner LLC	Yorktown Center	Commercial Mortgage Pass-Through Certificates Series 2014-FL1
201414268	WC 717 N Harwood Property LLC	717 North Harwood	Commercial Mortgage Pass-Through Certificates Series 2014-FL1
201418750	ST Mall Owner, LLC	South Towne Center	Commercial Mortgage Pass-Through Certificates Series 2014-FL2
201416474	29th Street Hotel Owner LLC	Hotel Martha Washington	Commercial Mortgage Pass-Through Certificates Series 2014-FL2
201409550	KRE Colonie Owner, LLC	Colonie Center	Commercial Mortgage Pass-Through Certificates Series 2014-FL2
201416542	Curtis Center TIC I, LLC	The Curtis Center	Commercial Mortgage Pass-Through Certificates Series 2014-FL2

Appendix B to Management’s Assessment

Regulation AB Item 1122(d) criteria determined to be not applicable:

•	1122(d)(1)(iii)
•	1122(d)(3)(i)
•	1122(d)(3)(ii)
•	1122(d)(3)(iv)
•	1122(d)(4)(ii)
•	1122(d)(4)(vii)
•	1122(d)(4)(xv)

Appendix C to Management’s Assessment

Regulation AB Item 1122(d) criteria that BPC is under contract to perform the activities required, but for which there were no occurrences of events during the Reporting Period that required them to perform such activities:

•	1122(d)(2)(iii)
•	1122(d)(4)(i)
•	1122(d)(4)(iii)
•	1122(d)(4)(vi)
•	1122(d)(4)(viii)
•	1122(d)(4)(xii)
•	1122(d)(4)(xiv)